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                                                               EXHIBIT-99.B11

                      CONSENT OF INDEPENDENT ACCOUNTANTS





         We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 6 to the registration statement on Form N-4 (the "Registration Statement") of our report dated January 25, 1995, relating to the financial statements of The Northwestern Mutual Life Insurance Company, and of our report dated January 25, 1995, relating to the financial statements of NML Variable Annuity Account A, which appear in such Statement of Additional Information, and to the incorporation by reference of such reports into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Statement of Additional Information.






PRICE WATERHOUSE LLP


Milwaukee, Wisconsin

November 7, 1995